Exhibit 4.4
STONERIDGE, INC.
AMENDED
DIRECTORS’ RESTRICTED SHARES PLAN

1.           Purpose of Plan.

The purpose of this Amended Directors’ Restricted Shares Plan (the “Plan”) of Stoneridge, Inc., an Ohio corporation (the “Company”), is to advance the interests of the Company and its shareholders by providing Eligible Directors (as defined in Section 3, below) with (a) an opportunity to participate in the Company’s future prosperity and growth and (b) an incentive to increase the value of the Company based on the Company’s performance, development, and financial success.  These objectives will be promoted by granting to Eligible Directors restricted Common Shares, without par value, of the Company (the “Restricted Shares”).

2.           Administration of Plan.

The Plan will be administered by the Board of Directors (the “Board”).  The Board shall have the power and authority to:  (a) approve the grant of Restricted Shares to Eligible Directors (such Eligible Directors, “Participants”); (b) approve the terms and conditions, not inconsistent with the terms hereof, of any grant of Restricted Shares, including without limitation time and performance restrictions, and approve the form of Restricted Shares Grant Agreement (as defined in Section 5, below); (c) adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; (d) interpret the terms and provisions of the Plan and any agreements relating thereto; and (e) take any other actions the Board considers appropriate in connection with, and otherwise supervise the administration of the Plan, all in a manner consistent with the other provisions of the Plan.

3.           Participants in Plan.

The persons eligible to receive Restricted Shares under the Plan shall be those directors of the Company who are not employees or officers (provided, however, such person may be the Secretary) of the Company or any subsidiary of the Company (any such person, an “Eligible Director”).

4.           Shares Subject to Plan.

The maximum aggregate number of Common Shares that may be issued under the Plan as Restricted Shares shall be 500,000 Common Shares, without par value (the amendment to the Plan adds an additional 200,000 Common Shares to the Plan, which originally had authorized a total of 300,000 Common Shares).  The shares that may be issued under the Plan may be authorized but unissued shares or issued shares reacquired by the Company and held as Treasury Shares. In the event of a reorganization, recapitalization, share split, share dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Company will make such adjustments as it deems appropriate in the number and kind of Common Shares reserved for issuance under the Plan.  In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, all Restricted Shares that were granted hereunder and that are outstanding on the date of such event shall immediately vest and no longer be subject to forfeiture on the date of such event.

5.           Grant, Issuance of Restricted Shares.

The Restricted Shares issued by the Company in connection with the Restricted Share grants made under the Plan shall be authorized by the Board and shall be made in accordance with, and subject to the terms of a written agreement (the “Restricted Shares Grant Agreement”) in the form approved by the Board from time to time.  To be effective, any such Restricted Shares Grant Agreement, shall be signed by an officer of the Company authorized by the Board, and signed by the Participant, set forth the terms and other conditions to which the award of Restricted Shares is subject, if any, the period of time that the Restricted Shares are subject to forfeiture, if any, and state that such Restricted Shares are subject to all the terms and conditions of the Plan and such other terms and conditions, not inconsistent with the Plan, as the Board may approve.  The date on which the Board approves the granting of the Restricted Shares shall be deemed to be the date on which the Restricted Shares are granted for all purposes, unless the Board otherwise specifies in its approval.

The Board may, in its sole discretion, provide in the written agreement that the forfeiture period with respect to the Restricted Shares may lapse upon a Participant’s death or disability or upon a Change in Control or Potential Change of Control (both defined in Section 11, below) of the Company.  Any Restricted Shares issued under the Plan, so long as subject to forfeiture (a) shall not be sold, transferred, assigned, pledged, hypothecated, anticipated, alienated, encumbered or charged, whether voluntarily, involuntarily or by operation of law (collectively, “Transferred”) and (b) shall be forfeited to the Company in the event a Participant to whom such Restricted Shares are awarded voluntarily ceases to be a director during the period of time, if any, specified by the Board.  Restricted Shares awarded under the Plan will be issued in the name of the Participant to whom awarded and held by the Company (or the Company’s agent) during such period of time that the Restricted Shares are subject to forfeiture.  At the time the award is made the Participant may be asked to execute one or more blank stock powers and deliver the same to the Company so that any shares which are forfeited may be cancelled.

6.           Termination of Status as an Eligible Director.

If a Participant’s status as an Eligible Director terminates for any reason (including death, disability (as defined by the Board from time to time, in its sole discretion), resignation, refusal to stand for reelection or failure to be elected) then unless otherwise determined by the Board, to the extent any grant of Restricted Shares held by such Participant is not vested (i.e., no longer subject to forfeiture) as of the date of such termination, such Restricted Shares shall automatically be forfeited on such date.

7.           Withholding Tax.

The Company, at its option, shall have the right to require the Participant to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Restricted Shares or, in lieu of such payment, to retain or sell without notice a number of such Restricted Shares sufficient to cover the amount required to be so withheld.  The Company, at its option, shall have the right to deduct from all dividends paid with respect to Restricted Shares the amount of any taxes which the Company is required to withhold with respect to such dividend payments.  The obligations of the Company under the Plan shall be conditional on such payment or other arrangements acceptable to the Company.

8.           Securities Law Restrictions.

No right under the Plan shall be exercisable and no Restricted Shares shall be delivered under the Plan except in compliance with all applicable federal and state securities laws and regulations.  The Company shall not be required to deliver any Restricted Shares or other securities under the Plan prior to such registration or other qualification of such shares under any state or federal law, rule, or regulation as the Board shall determine to be necessary or advisable, in its sole discretion.

Unless such shares have been registered under the Securities Act of 1933, as amended (the “1933 Act”), the Restricted Shares Grant Agreement evidencing the award of Restricted Shares shall contain a representation in form approved by the Board that such Restricted Shares are not being acquired with a view to resale or distribution and will not be sold or otherwise transferred by the Participant, except in compliance with the 1933 Act and the rules and regulations thereunder and any applicable state securities laws.  The Board may impose such other restrictions on the Restricted Shares as it may deem advisable.  Share certificates issued in connection with awards of Restricted Shares under the Plan shall bear such legends and statements as the Board shall deem advisable to assure compliance with federal and state securities laws and regulations and any other restriction imposed by the Board on such awards.

9.           Term of Plan.

This Plan shall continue until terminated by the Board.  The Board shall have the unrestricted right to amend, modify, suspend or terminate the Plan at any time; provided, however, the Board may not modify the terms of any outstanding awards evidenced by executed Restricted Shares Grant Agreements.

10.         Shareholders Rights.

Participants to whom Restricted Shares have been issued under the Plan shall have the rights of shareholders with respect to the Company’s Common Shares so long as no forfeiture event has occurred, except that the Restricted Shares may not be Transferred during the forfeiture period.

11.         Change in Control.

(a)          Accelerated Vesting.

Notwithstanding any provision of this Plan or any Restricted Shares Grant Agreement to the contrary, if a Change in Control or a Potential Change in Control (each as defined below) occurs, then all Restricted Shares theretofore granted and not fully vested shall thereupon become vested (i.e., shall no longer be subject to forfeiture)

(b)          Definition of Change in Control.

For purposes of the Plan, a “Change in Control” means the happening of any of the following:

(i)           When any “person,” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the 1934 Act, but excluding the Company, any subsidiary of the Company, any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), any person who is a shareholder of the Company on the effective date of this Plan (an “Existing Shareholder”), and any affiliate of an Existing Shareholder directly or indirectly becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii)           When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death or disability to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors, either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section 11(b)(ii); or

(iii)           The occurrence of a transaction not recommended by the Board requiring shareholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary of the Company through purchase of assets, by merger, or otherwise.

Provided, however, further that a change in control shall not be deemed to be a Change in Control for purposes of this Plan if the Board had approved such change prior to either (A) the commencement of any of the events described in Section 11(b)(i), (ii), (iii), or Section 11(c)(i) of this Plan, or (B) the commencement by any person other than the Company of a tender offer for Company Common Shares.

(c)          Definition of Potential Change in Control.

For purposes of the Plan, a “Potential Change in Control” means the happening of any one of the following:

(i)           The approval by the shareholders of the Company of an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 11(b), above; or

(ii)           The acquisition of beneficial ownership of the Company, directly or indirectly, by any entity, person, or group (other than the Company, a subsidiary of the Company, any Company employee benefit plan (including any trustee of such plan acting as such trustee), an Existing Shareholder, or an affiliate of an Existing Shareholder) representing 5% or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of the Plan.

12.         Acceleration of Rights.

The Board shall have the authority, in its discretion, to accelerate the time of vesting of Restricted Shares whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the award of the Restricted Shares.

13.         Interpretation, Amendment or Termination of Plan.

The interpretation by the Board of any provision of the Plan or of any terms contained in any Restricted Shares Grant Agreement executed in connection with a grant of Restricted Shares under the Plan shall be final and conclusive upon all Participants under the Plan.  The Board, without further action on the part of the shareholders of the Company, may from time to time alter, amend, or suspend the Plan or may at any time terminate the Plan; provided that no such action shall adversely affect any Participant’s rights with respect to an outstanding issuance of Restricted Shares then held by such Participant without such Participant’s consent.  No member of the Board will incur any liability for any action taken or admitted, or any determination made, in good faith in connection with the Plan.

14.         Government Regulations.

Notwithstanding any provision of the Plan or any Restricted Shares Grant Agreement executed pursuant to the Plan, the Company’s obligations under the Plan and such agreement shall be subject to all applicable laws, rules, and regulations and to such approvals as may be required by any governmental or regulatory agencies, including without limitation any stock exchange on which the Company’s Common Shares may then be listed.

15.         Governing Law.

The Plan shall be construed and governed by the laws of the State of Ohio.

16.         Effective Date.

The Plan, as amended (changing the number of Common Shares that may be issued under the Plan in Section 4 from 300,000 to 500,000) shall become effective on the day it is approved by the Company’s shareholders.

17.         Severability Clause.

In case any one or more of the provisions of this Plan shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the invalid, illegal, or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted, or revised retroactively to permit this Plan to be construed so as to foster the intent of this Plan.  This Plan and all transactions pursuant to this Plan are intended to comply in all respects with applicable laws and regulations.